Exhibit 99.1

VASAMED

7615 Golden Triangle Drive

Minneapolis, MN 55344

Contact: Wes Peterson, CFO

952 944.5857 ext. 542

VASAMED AS DEVELOPER OF

CAPNOPROBE SUBLINGUAL (SL) SYSTEM

REPORTS RECALL BY NELLCOR

Eden Prairie, MN Aug. 27, 2004 – VASAMED reported today that Nellcor, a Tyco Healthcare company initiated a voluntary recall of the CapnoProbe Sublingual Sensor this week and that Nellcor then issued a press release detailing their review and explanation of the event. According to Nellcor’s press release, the recall was prompted following the finding of “potentially pathogenic bacteria in the buffered saline solution of inventory samples and the heightened risks the bacteria poses to individuals with compromised immune systems”. Nellcor became the exclusive licensee and distributor of the CapnoProbe in September 2001. VASAMED stopped manufacturing the CapnoProbe in June 2003 when Nellcor assumed manufacturing responsibility as provided in its agreements with Nellcor.

“We are obviously very concerned and are ready to support whatever requests may eventually be made of our company as the situation unfolds. Our concern right now is the safety of patients,” said Paulita LaPlante, President and CEO. “We do not manage any aspect of this product and we have not been contacted by any agencies at this point. We expect that Nellcor will continue to direct all aspects of the management of the situation and any customer calls that we may receive will be redirected to Nellcor. We do not expect the recall to affect our current revenues because we had not planned for royalty revenue in 2004 for CapnoProbe sales beyond the minimum royalties Nellcor is obligated to pay under our agreement with them.”

Nellcor Technical Services Department may be contacted at 1-800-635-5267, option 3.

VASAMED is a technology development company specializing in low-cost, non-invasive vascular diagnostic systems for non-invasive hemodynamic monitoring. Products developed by VASAMED include the CapnoProbe(TM) sensor system for the measurement of sublingual CO2. VASAMED licensed an application of CapnoProbe technology to Nellcor in 2001 which has positioned the product as an early warning signal of tissue hypoperfusion and possible organ failure. Products manufactured and supplied by VASAMED include SensiLase SPP and LASERDOPP PV2000, a skin perfusion pressure and pulse volume waveform diagnostic for quantitative evaluation of small vessel disease in patients with chronic foot ulcers, diabetes and other peripheral arterial disease; and BPM, a laser Doppler sensor for detection of blood volume. For more information about VASAMED technology and services, see the company’s web sites at http://www.vasamed.com.

Tyco Healthcare, a business segment of Tyco International Ltd., is a leading manufacturer, distributor and servicer of medical devices worldwide. Its broad portfolio includes disposable medical supplies, monitoring equipment, medical instruments and bulk analgesic pharmaceuticals, sold under such names as Auto Suture, Kendall, Mallinckrodt, Nellcor, Puritan Bennett, United States Surgical, Valleylab and others.

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